Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2019 RESULTS
Quarterly revenue of $535 million;
GAAP EPS of $0.61 and adjusted EPS of $0.77

DALLAS & SAN DIEGO – (August 6, 2019) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its second quarter 2019 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2019	% Change Q2 2018	YTD June 30, 2019	% Change YTD June 30, 2018
Revenue	$535.2	(4)%	$1,067.6	(1)%
Gross profit	$179.5	(1)%	$356.3	2%
Net income	$28.9	(19)%	$63.0	(19)%
Diluted EPS	$0.61	(16)%	$1.32	(18)%
Adjusted diluted EPS*	$0.77	(7)%	$1.52	(7)%
Adjusted EBITDA*	$66.7	(5)%	$132.7	(3)%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	Second quarter revenue and earnings above Company guidance due primarily to higher performance in the Nurse and Allied segment

•	Allied division continued strong organic revenue growth of 9% over prior year

•	Closed and began integration of Advanced Medical, enhancing MSP fulfillment and expanding our clinical staffing in school settings

•	New and expanded MSP contracts signed year to date, valued at nearly $200 million annualized gross spend at maturity

“The AMN team is performing exceptionally well during this time of increasing need for workforce solutions and severe talent shortages within healthcare,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “Demand for contingent labor and our solutions continues to rise, with requests for nursing and allied professionals more than 20% above prior-year levels. This reflects the difficulties of an extremely tight labor market and growing demand for healthcare services. AMN is partnering with our clients to deliver innovative solutions and analytics to improve efficiency and the clinician and patient experience.”

Second Quarter 2019 Results
Consolidated revenue for the quarter was $535 million, a 4% decrease over prior year but 1% higher than prior quarter. Revenue for the Nurse and Allied Solutions segment was $332 million, flat year over year and down 2% sequentially. Advanced Medical, which was acquired in June, contributed $5 million of revenue in the quarter. Travel Nurse division revenue increased 3% year over year, and Allied division revenue increased 14% year over year, 9% organic. The quarter included revenue from labor disruption activity, but this revenue was lower than prior year due to a large strike last year.

In line with expectations, the Locum Tenens Solutions segment reported revenue of $82 million, down by 24% year over year but up 2% sequentially. Other Workforce Solutions segment revenue was higher than anticipated at $121 million for an increase of 3% year over year, driven by growth in our interim leadership, physician permanent placement and VMS businesses.

Gross margin was 33.5%, higher by 110 basis points year over year and higher by 30 basis points sequentially. The year-over-year variance was driven in part by higher gross margins on labor disruption revenue and a favorable segment revenue mix.

SG&A expenses were $122 million, or 22.7% of revenue, compared with $116 million, or 20.7% of revenue, in the same quarter last year. SG&A was $120 million, or 22.5% of revenue, in the previous quarter. The year-over-year increase was mainly from the recent acquisitions and increased employee-related costs, partially offset by a more favorable professional liability insurance actuarial adjustment.

Income from operations was $45 million, or 8.4% of revenue, compared with $55 million, or 9.8% of revenue, in the same quarter last year. Adjusted EBITDA was $67 million, a year-over-year decrease of 5%. Adjusted EBITDA margin was 12.5%, representing a decrease of 10 basis points year over year and up 10 basis points from prior quarter.

Net income was $29 million, or $0.61 per diluted share, compared with $36 million, or $0.73 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.77.

At June 30, 2019, cash and cash equivalents totaled $21 million. Cash flow from operations was $29 million for the quarter, and capital expenditures were $8 million. The Company ended the quarter with total debt outstanding of $671 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 2.4 to 1.

Third Quarter 2019 Outlook

Metric	Guidance*
Consolidated revenue	$560 - $566 million
Gross margin	33.0%
SG&A as percentage of revenue	22.5%
Operating margin	7.7%
Adjusted EBITDA margin	12.0%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Revenue in the third quarter of 2019 is expected to be approximately 7% higher year over year, including a full-quarter contribution from the Advanced acquisition. Organic consolidated revenue would be expected to be flat to up 1%.

Conference Call on August 6, 2019
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its second quarter 2019 financial results on Tuesday, August 6, 2019, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1092 in the U.S. or (612) 288-0329 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on August 6, 2019, and can be accessed until 11:59 p.m. Eastern Time on August 20, 2019, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 469775.

About AMN Healthcare
AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive labor analytics, mid-revenue cycle management, credentialing solutions, and other services. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our guidance for third quarter 2019 revenue, gross margin, SG&A expenses as a percentage of revenue and adjusted EBITDA margin, the demand for healthcare services and the labor shortage. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The Company's ability to meet the targets and expectations noted in our third quarter 2019 outlook depends upon, among other factors, our ability to (i) manage the pricing impact that the consolidation of healthcare delivery organizations may have on our business, (ii) comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (iii) implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (iv) develop and evolve our current technology offerings and capabilities, (v) recruit and retain sufficient quality healthcare professionals at reasonable costs, and (vi) consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly

Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Revenue	$535,177	$558,108	$532,441	$1,067,618	$1,080,597
Cost of revenue	355,635	377,152	355,682	711,317	731,817
Gross profit	179,542	180,956	176,759	356,301	348,780
Gross margin	33.5%	32.4%	33.2%	33.4%	32.3%
Operating expenses:
Selling, general and administrative (SG&A)	121,668	115,535	119,997	241,665	220,272
SG&A as a % of revenue	22.7%	20.7%	22.5%	22.6%	20.4%

Depreciation and amortization	12,718	10,606	11,710	24,428	18,492
Total operating expenses	134,386	126,141	131,707	266,093	238,764
Income from operations	45,156	54,815	45,052	90,208	110,016
Operating margin (1)	8.4%	9.8%	8.5%	8.4%	10.2%

Interest expense, net, and other	6,065	6,376	5,673	11,738	11,711

Income before income taxes	39,091	48,439	39,379	78,470	98,305

Income tax expense	10,222	12,910	5,257	15,479	20,095
Net income	$28,869	$35,529	$34,122	$62,991	$78,210
Net income as a % of revenue	5.4%	6.4%	6.4%	5.9%	7.2%

Other comprehensive income (loss):
Foreign currency translation and other	(89)	91	(101)	(190)	72
Other comprehensive income (loss)	(89)	91	(101)	(190)	72

Comprehensive income	$28,780	$35,620	$34,021	$62,801	$78,282

Net income per common share:
Basic	$0.62	$0.75	$0.73	$1.35	$1.64
Diluted	$0.61	$0.73	$0.71	$1.32	$1.60
Weighted average common shares outstanding:
Basic	46,644	47,653	46,784	46,713	47,693
Diluted	47,424	48,936	47,772	47,597	49,026

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except per share data and operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Revenue
Nurse and allied solutions	$331,627	$332,728	$337,029	$668,656	$670,907
Locum tenens solutions	82,074	107,297	80,490	162,564	210,414
Other workforce solutions	121,476	118,083	114,922	236,398	199,276
	$535,177	$558,108	$532,441	$1,067,618	$1,080,597

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$48,694	$43,936	$47,922	$96,616	$95,741
Locum tenens solutions	7,128	13,371	5,701	12,829	23,329
Other workforce solutions	27,127	28,576	26,188	53,315	48,427
	82,949	85,883	79,811	162,760	167,497
Unallocated corporate overhead	16,217	15,823	13,834	30,051	30,918
Adjusted EBITDA (3)	66,732	70,060	65,977	132,709	136,579
Adjusted EBITDA margin (4)	12.5%	12.6%	12.4%	12.4%	12.6%

Depreciation and amortization	12,718	10,606	11,710	24,428	18,492
Share-based compensation (5)	3,702	3,281	5,186	8,888	6,145
Acquisition, integration and other costs (6)	5,156	1,358	4,029	9,185	1,926
Income from operations	45,156	54,815	45,052	90,208	110,016
Interest expense, net, and other	6,065	6,376	5,673	11,738	11,711
Income before income taxes	39,091	48,439	39,379	78,470	98,305
Income tax expense	10,222	12,910	5,257	15,479	20,095
Net income	$28,869	$35,529	$34,122	$62,991	$78,210

GAAP diluted net income per share (EPS)	$0.61	$0.73	$0.71	$1.32	$1.60
Adjustments:
Amortization of intangible assets	0.15	0.13	0.14	0.29	0.22
Acquisition, integration and other costs (6)	0.11	0.02	0.09	0.20	0.03
Debt financing related costs	—	—	—	—	0.01
Tax effect on above adjustments	(0.07)	(0.04)	(0.06)	(0.13)	(0.07)
Tax correction related to prior periods (7)	—	—	—	—	(0.05)
Tax effect of COLI fair value changes (8)	(0.01)	—	(0.03)	(0.04)	—
Excess tax benefits (9)	(0.02)	(0.01)	(0.10)	(0.12)	(0.10)
Adjusted diluted EPS (10)	$0.77	$0.83	$0.75	$1.52	$1.64

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Gross Margin
Nurse and allied solutions	27.5%	26.3%	27.9%	27.7%	27.2%
Locum tenens solutions	27.8%	29.8%	27.7%	27.8%	29.2%
Other workforce solutions	54.0%	52.2%	52.6%	53.3%	52.7%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (11)	9,393	9,095	9,580	9,487	9,331

Locum tenens solutions
Days filled (12)	41,563	55,225	40,496	82,059	108,020
Revenue per day filled (13)	$1,975	$1,943	$1,988	$1,981	$1,948

	As of June 30,		As of March 31,
	2019	2018	2019
Leverage ratio (14)	2.4	1.7	1.9

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30, 2019	December 31, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$20,937	$13,856	$22,894
Accounts receivable, net	369,372	365,871	354,781
Accounts receivable, subcontractor	50,058	50,143	34,657
Prepaid and other current assets	49,501	52,296	56,189
Total current assets	489,868	482,166	468,521
Restricted cash, cash equivalents and investments	65,919	59,331	61,839
Fixed assets, net	97,249	90,419	81,221
Operating lease right-of-use assets	95,247	—	—
Other assets	109,909	96,152	83,034
Goodwill	588,457	438,506	439,134
Intangible assets, net	409,439	326,147	339,514
Total assets	$1,856,088	$1,492,721	$1,473,263

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$124,672	$149,603	$123,105
Accrued compensation and benefits	149,937	135,059	130,258
Current portion of notes payable	3,750	—	—
Current portion of operating lease liabilities	13,068	—	—
Deferred revenue	11,053	12,365	13,615
Other current liabilities	14,344	10,243	16,261
Total current liabilities	316,824	307,270	283,239

Revolving credit facility	196,000	120,000	155,000
Notes payable, less unamortized fees	466,610	320,607	320,225
Deferred income taxes, net	39,273	27,326	19,863
Operating lease liabilities	97,355	—	—
Other long-term liabilities	59,586	78,528	78,192
Total liabilities	1,175,648	853,731	856,519

Commitments and contingencies

Stockholders’ equity:	680,440	638,990	616,744

Total liabilities and stockholders’ equity	$1,856,088	$1,492,721	$1,473,263

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018

Net cash provided by operating activities	$29,077	$66,203	$36,214	$65,291	$125,938
Net cash used in investing activities	(204,443)	(229,337)	(36,248)	(240,691)	(238,950)
Net cash provided by financing activities	187,495	133,627	1,790	189,285	118,657
Effect of exchange rates on cash	(89)	91	(101)	(190)	72
Net increase (decrease) in cash, cash equivalents and restricted cash	12,040	(29,416)	1,655	13,695	5,717
Cash, cash equivalents and restricted cash at beginning of period	85,979	134,027	84,324	84,324	98,894
Cash, cash equivalents and restricted cash at end of period	$98,019	$104,611	$85,979	$98,019	$104,611

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Adjusted EBITDA Margin to
Guidance Operating Margin
(unaudited)

Three Months Ended
September 30, 2019

Adjusted EBITDA margin (15)	12.0%
Deduct:
Share-based compensation	0.8%
Acquisition, integration and other costs	0.8%
EBITDA margin	10.4%
Depreciation and amortization	2.7%
Operating margin	7.7%

(1)	Operating margin represents income from operations divided by revenue.

(2)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation.

(3)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(5)
Share-based compensation for the six months ended June 30, 2019 was impacted by two modifications during the first quarter and effective in 2019, a new vesting condition that resulted in accelerated expense recognition.

(6)
Acquisition, integration and other costs of $5,156,000 and $9,185,000 for the three and six months ended June 30, 2019, respectively, include extraordinary legal expenses of approximately $2,500,000 and $4,600,000, respectively. These expenses were partially offset by decreases in contingent consideration liabilities for recently acquired companies of $1,458,000 and $2,158,000 for the three and six months ended June 30, 2019, respectively. Beginning in 2019, we exclude the impact of extraordinary legal expenses from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.

(7)
During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 to adjust for an immaterial out-of-period error identified in that quarter related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(8)
The Company recorded a net tax benefit of $575,000 and $2,102,000 related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance for the three and six months ended June 30, 2019, respectively. Since these changes in fair value are unrelated to the Company’s operating performance, we exclude the impact on adjusted diluted EPS.

(9)
The consolidated effective tax rate for the three and six months ended June 30, 2019 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $973,000 and $576,000 for the three months ended June 30, 2019 and 2018, respectively. For the six months ended June 30, 2019 and 2018, excess tax benefits recorded as a reduction of income tax expense were $5,542,000 and $5,094,000, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we exclude their impact on adjusted diluted EPS.

(10)
Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) extraordinary legal expenses, (D) legal settlement accrual increases, (E) changes in fair value of equity investments since January 1, 2018, (F) deferred financing costs, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, and (I) correction of prior periods error. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(11)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(12)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(13)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.

(14)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(15)	Guidance percentage metrics are approximate.